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As filed with the Securities and Exchange Commission on October 18, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT
Under
The Securities Act of 1933

Central Fund of Canada Limited
(Exact name of Registrant as specified in its charter)

Alberta, Canada (Province or Other Jurisdiction of Incorporation or Organization)	Not Applicable (Primary Standard Industrial Classification Code)	Not Applicable (I.R.S. Employer Identification No.)

Hallmark Estates, #805, 1323-15th Avenue S.W., Calgary, Alberta T3C 0X8, Canada
(403) 228-5861
(Address and telephone number of Registrant's principal executive offices)

DL Services, Inc.
Columbia Center
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(206) 903-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

John S. Elder, Q.C. Mark Mahoney Fraser Milner Casgrain LLP 77 King Street West, Suite 400 Toronto, Ontario M5K 0A1 Canada (416) 863-4511	Christopher J. Barry, Esq. Jodie Kaufman Davis Dorsey & Whitney LLP Brookfield Place 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7370

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check appropriate box below).
	1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
	2.	☐

Pursuant to Rule 467(b) on                          (date) at                          (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on                          (date).

	3.	☐

Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	After the filing of the next amendment to this form (if preliminary material is being filed).

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering price	Amount of Registration Fee

Class A Shares, no par value	(1)	$1,000,000,000 (2)	$136,400

(1)
There are being registered under this registration statement such indeterminate number of Class A shares of the Registrant as shall have an aggregate initial offering price of $1,000,000,000. The proposed maximum initial offering price per Class A share will be determined, from time to time, by the Registrant in connection with the sale of the Class A shares under this registration statement.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION DATED OCTOBER 18, 2012

CENTRAL FUND OF CANADA LIMITED

U.S.$1,000,000,000 Class A non-voting, fully participating shares

Central Fund of Canada Limited ("Central Fund" or the "Company") may from time to time offer and issue non-voting, fully participating Class A shares (the "Class A Shares") of the Company in an aggregate offering amount of up to U.S.$1,000,000,000 (or its equivalent in any other currency used to denominate the Class A Shares at the time of the offering) (the "Offering") at any time during the 25-month period that this short form base shelf prospectus (the "Prospectus"), including any amendments hereto, remains valid. Central Fund is a passive, non-operating, specialized investment holding company incorporated on November 15, 1961. Central Fund buys and holds pure refined gold and silver bullion, primarily in international bar form with the objective of providing a secure, convenient, low-cost, exchange-tradeable investment alternative for investors interested in holding an investment in gold and silver bullion for long-term appreciation.

The specific terms of the Class A Shares offered will be described in one or more shelf prospectus supplements (each a "Prospectus Supplement"), including the number of Class A Shares being offered, the offering price and any other specific terms.

All shelf information omitted from this Prospectus under applicable laws will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Class A Shares to which the Prospectus Supplement pertains. A Prospectus Supplement may include specific terms pertaining to the Class A Shares that are not within the alternatives or parameters described in this Prospectus.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Alberta, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The outstanding Class A Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbols "CEF.A" (Cdn.$) and "CEF.U" (U.S.$) and on the NYSE MKT LLC (the "NYSE MKT") under the symbol "CEF". On October 17, 2012, the closing prices of the Class A Shares were Cdn.$22.28 per Class A Share on the TSX and U.S.$22.79 per Class A Share on the NYSE MKT.

In this Prospectus, except where indicated, all dollar amounts are in U.S. dollars.

See "Risk Factors" for a discussion of certain considerations relevant to an investment in the Class A Shares offered hereby. In the opinion of Fraser Milner Casgrain LLP, counsel to the Company, the Class A Shares will, on the date of closing, be qualified investments for certain funds, plans and accounts under the Income Tax Act (Canada) (the "Tax Act") as set out, and subject to the qualifications provided under, the heading "Eligibility for Investment".

 FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, financial information in this Prospectus has been prepared in accordance with Canadian generally accepted accounting principles. The financial information of the Company included herein is presented in U.S. dollars. In this Prospectus, except where indicated, all dollar amounts are in U.S. dollars.

EXCHANGE RATES

        The following table sets forth, for the periods indicated, certain information with respect to exchange rates for the Canadian dollar expressed in U.S. dollars, namely the highest rate, lowest rate, rate at the end of each period and the average of such exchange rates based upon the noon buying rates as reported by the Bank of Canada:

	Nine months ended July 31 (U.S.$)	Twelve months ended October 31 (U.S.$)
	2012	2011	2010	2009
High	$1.0197	$1.0583	$1.0039	$0.9716
Low	$0.9536	$0.9430	$0.9278	$0.7692
Period End	$0.9986	$1.0065	$0.9815	$0.9282
Average	$0.9893	$1.0134	$0.9636	$0.8552

        The noon rate of exchange on October 17, 2012 as reported by the Bank of Canada for the conversion of Canadian dollars into U.S. dollars was $1.00 Canadian equals U.S.$0.9796.

 DOCUMENTS INCORPORATED BY REFERENCE

        The following documents filed with the securities commission or similar authority in each of the provinces and territories of Canada and the United States Securities and Exchange Commission (the "SEC"), are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  (a)
  the revised Annual Information Form of the Company dated December 13, 2011 for the fiscal year ended October 31, 2011 filed in Canada and the Annual Information Form incorporated by reference to the Company's Annual Report on Form 40-F for the fiscal year ended October 31, 2011 filed with the SEC on December 14, 2011;

  (b)
  the Information Circular of the Company dated January 10, 2012 in connection with the Company's annual meeting of shareholders held on February 27, 2012;

  (c)
  the Audited Financial Statements of the Company as at October 31, 2011 and 2010 and for each of the years in the three year period ended October 31, 2011, together with the Auditors' Report thereon to Shareholders dated December 12, 2011 and consisting of the Statements of Net Assets as at October 31, 2011 and 2010 and the Statements of Income, Shareholders' Equity and Changes in Net Assets for each of the years in the three-year period ended October 31, 2011;

  (d)
  the Management's Discussion and Analysis dated December 12, 2011 for the fiscal year ended October 31, 2011;

  (e)
  the Unaudited Interim Financial Statements of the Company for the three and the nine month periods ended July 31, 2012 with comparative figures for the corresponding periods in the immediately preceding year contained in the 3rd Quarter Interim Report to Shareholders for the three and the nine month periods ended July 31, 2012 dated August 22, 2012; and

  (f)
  the Management's Discussion and Analysis dated August 22, 2012 for the three and the nine month periods ended July 31, 2012.

        Any documents of the type required by National Instrument 44-101 to be or deemed to be incorporated by reference (other than any confidential Material Change Reports) and all Prospectus Supplements disclosing additional or updated information filed by the Company pursuant to the requirements of applicable securities legislation in Canada and the United States subsequent to the date of this Prospectus and prior to completion or withdrawal of the Offering, will be deemed to be incorporated by reference into this Prospectus. In addition, to the extent any such document is included in any report on Form 6-K furnished to the SEC or in any report on Form 40-F filed with the SEC, such document shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, Central Fund may incorporate by reference into the registration statement of which this Prospectus forms a part, information from documents that Central Fund files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act") to the extent that such documents expressly so state. The documents incorporated by reference herein contain meaningful and material information relating to the Company, and prospective investors in Class A Shares should review all information contained in this Prospectus and the documents incorporated by reference before making an investment decision.

        Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein for the purposes of the Offering shall be deemed to be modified or superseded for the purposes of this Prospectus, to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Upon a new or revised Annual Information Form, Information Circular and annual Audited Financial Statements, together with the Auditors' Report thereon and the Management's Discussion and Analysis contained therein being filed by the Company with and, where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous Annual Information Form, the previous Information Circular, the previous annual Audited Financial Statements and all interim Financial Statements, quarterly Management's Discussion and Analysis and Material Change Reports filed prior to the commencement of the Company's financial year in which the new Annual Information Form was filed, no longer shall be deemed to be incorporated by reference into this Prospectus for the purpose of future offers and sales of Class A Shares hereunder. Upon interim Financial Statements and the accompanying Management's Discussion and Analysis being filed by the Company with the applicable securities regulatory authorities during the duration of this Prospectus, all interim Financial Statements and the accompanying Management's Discussion and Analysis filed prior to the new interim Financial Statements shall be deemed no longer incorporated into this Prospectus relating to future offers and sales of the Class A Shares under this Prospectus.

        A Prospectus Supplement containing the specific terms of an offering of the Class A Shares and other information in relation to the Class A Shares will be delivered to purchasers of the Class A Shares together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Class A Shares covered by that Prospectus Supplement.

        Copies of documents incorporated herein by reference may be obtained upon request, without charge, from the President of the Company at The Central Group Alberta Ltd.'s Investor Inquiries Office, 55 Broad Leaf Crescent, P.O. Box 10050, Ancaster, Ontario L9K 1P2, Telephone: 1-905-648-7878, and are also available electronically at www.sedar.com.

ADDITIONAL INFORMATION

        The Company has filed with the SEC a registration statement on Form F-10 of which this Prospectus forms a part. This Prospectus does not contain all the information set out in the registration statement. For further information about the Company and its securities, please refer to the registration statement, including the exhibits to the registration statement.

        The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation and, in accordance therewith, the Company files reports and other information with the SEC and with the securities regulatory authorities of certain of the provinces and territories of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, the Company generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company's Officers, Directors and Principal Shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as United States companies.

        The reports and other information filed by the Company with the SEC may be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that the Company files electronically with it, including the registration statement that the Company has filed with respect hereto.

        Copies of reports, statements and other information that the Company files with the Canadian provincial and territorial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (www.sedar.com), which is commonly known by the acronym "SEDAR". Certain other information about the Company may also be available for inspection at the offices of the TSX.

 ELIGIBILITY FOR INVESTMENT

        In the opinion of Fraser Milner Casgrain LLP, counsel to the Company, provided the Class A Shares are listed on a "designated stock exchange" as defined in the Tax Act (which currently includes the TSX), the Class A Shares offered hereunder will be, on the date of issue, qualified investments under the Tax Act for trusts governed by registered retirement savings plans ("RRSP"), registered retirement income funds ("RRIF"), deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts ("TFSA") all as defined in the Tax Act.

        Notwithstanding that the Class A Shares may be a qualified investment for a TFSA, an RRSP or a RRIF, the holder of a TFSA, or the annuitant of an RRSP or RRIF, as the case may be, which acquires Class A Shares will be subject to a penalty tax under the Tax Act if such Class A Shares are a "prohibited investment" for the particular TFSA, RRSP or RRIF within the meaning of the Tax Act. The Class A Shares will generally not be a "prohibited investment" for a TFSA, an RRSP or an RRIF unless the holder of the TFSA or the annuitant of the RRSP or RRIF does not deal at arm's length with the Company for the purpose of the Tax Act or the holder of the TFSA or the annuitant of the RRSP or RRIF has a "significant interest", within the meaning of the Tax Act, in the Company or in a corporation, partnership or trust with which the Company does not deal at arm's length for the purpose of the Tax Act. In June 2012, the Department of Finance indicated that it would recommend amendments to the Tax Act that would narrow the scope of the "prohibited investment" rules; however, no draft legislation has been released as of the date hereof. Holders should consult their own tax advisors as to whether the Class A Shares would be a prohibited investment for a TFSA, RRSP, or RRIF in their particular circumstances.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        All statements, trend analysis and other information contained in this Prospectus and the documents incorporated herein relative to the Company's assets and trends in income and anticipated expense levels, as well as other statements about anticipated future events or results, constitute forward-looking statements. Forward-looking statements often, but not always, are identified by the use of the words such as "seek", "anticipate", "believe", "plan", "estimate", "expect" and "intend" and statements that an event or result "may", "will", "should", "could" or "might" occur or be achieved and other similar expressions. Forward-looking statements are subject to business and economic risks and uncertainties and other factors that could cause actual results to differ materially from those contained in the forward looking statements. Forward-looking statements are based on estimates and opinions of Central Fund's Senior Executive Officers at the date the statements are made. Some of these risks, uncertainties and other factors are described in this Prospectus under the heading "Risk Factors". The Company does not undertake any obligation, except as required by applicable securities law, to update forward-looking statements even if circumstances or Central Fund's Senior Executive Officers' estimates and opinions should change. Investors should not place undue reliance on forward-looking statements.

THE COMPANY

        Central Fund was incorporated under the laws of the Province of Ontario on November 15, 1961, as an investment holding company. On April 5, 1990, the Company was continued under the laws of the Province of Alberta.

        The Company's head office and principal place of business is located at Hallmark Estates, Suite 805, 1323-15th Avenue S.W., Calgary, Alberta, T3C 0X8. Investor inquiries may be directed to The Central Group Alberta Ltd.'s Investor Inquiries Office, 55 Broad Leaf Crescent, P.O. Box 10050, Ancaster, Ontario, L9K 1P2, Telephone: 1-905-648-7878.

SUMMARY DESCRIPTION OF THE COMPANY

        Following incorporation, Central Fund operated as a specialized investment holding company investing mainly in shares and other securities of Canadian issuers, primarily with a view to capital appreciation. In September of 1983, Central Fund changed its character to a passive, non-operating, specialized investment holding company buying and holding almost entirely pure refined gold and silver bullion, primarily in international bar form, and Central Fund continues to function on this basis.

        The objective of Central Fund is to provide a secure, convenient, low-cost, exchange-tradeable investment alternative for investors interested in holding an investment in gold and silver bullion for long-term appreciation. The policy of Central Fund is to invest primarily in long-term holdings of unencumbered, allocated and segregated gold and silver bullion and not to actively speculate with regard to short-term changes in gold and silver prices, thereby providing retail and institutional investors with an ability to effectively hold gold and silver bullion without the associated high transaction and handling costs and inconvenience. The investment policies established by the Board of Directors of the Company require the Company to hold at least 90% of its net assets in gold and silver bullion, primarily in international bar form, which the Company believes to be conservative. Although Central Fund's investment policies permit investing in securities, Central Fund disposed of its nominal holding of gold and silver related shares and does not intend to invest any of its assets in such securities in the foreseeable future. As at October 17, 2012, Central Fund's net assets as denominated in U.S. dollars consisted of 53.3% gold bullion, 45.7% silver bullion and 1.0% cash and other working capital amounts.

        Transactions for the purchase of bullion are generally completed with dealers acting as principals and thus are completed on a net price basis, which reflects the dealers' spread between bid and ask prices. The Company's policy is to execute all bullion transactions at the most favourable prices consistent with the best execution, considering all of the costs of the transactions, including brokerage commissions, spreads and delivery charges. An affiliate of an underwriter may act as dealer in connection with the acquisition of such bullion from time to time, on a non-exclusive basis.

        Pursuant to an Amended and Restated Administration and Consulting Agreement dated November 1, 2005 (the "Administration Agreement"), The Central Group Alberta Ltd. (the "Administrator") continues to be responsible, until at least October 31, 2015, and for three year periods thereafter indefinitely for the administration of the affairs of Central Fund. The services provided include arranging for others to give general market and economic advice to the Board of Directors of Central Fund with respect to the buying and holding of silver and gold bullion, in accordance with Central Fund's investment policies and restrictions. Under the amended fee schedule, administration and consulting fees payable to the Administrator have been reduced to 0.30% on the first $400 million of total net assets, 0.20% on the next $600 million of total net assets and 0.15% on total net assets exceeding one billion dollars.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

        The authorized capital of the Company consists of an unlimited number of Class A Shares without nominal or par value and 50,000 common shares without nominal or par value. As at October 17, 2012, there were 254,432,713 Class A Shares and 40,000 common shares outstanding. The rights, privileges, restrictions and conditions attaching to the Class A Shares and the common shares are summarized below.

  Class A Shares

        Notice of Meetings.    Holders of Class A Shares are entitled to notice of and to attend all meetings of shareholders. They are not entitled to vote at any meetings of shareholders of Central Fund except as provided for by law and with respect to those matters set out in the articles of the Company, the majority of which matters are described below.

        Certain Voting Rights.    So long as any Class A Shares are outstanding, Central Fund shall not, without the prior approval of the holders thereof given by the affirmative vote of at least 66 2/3% of the votes cast at a meeting of the holders of the Class A Shares duly called for that purpose:

  (i)
  approve any change in the minimum amount of Central Fund's assets which must be invested in gold and silver related investments as required by its articles. This minimum amount is currently set at 75% of the market value of the non-cash net assets of Central Fund;

  (ii)
  approve any change in the restrictions on the investments which Central Fund is permitted to make;

  (iii)
  issue more than an additional 10,000 common shares;

  (iv)
  create any class of shares ranking in preference or priority to the Class A Shares;

  (v)
  create any class of shares ranking as to dividends in preference to or on a parity with the common shares;

  (vi)
  consolidate or subdivide the common shares, except where the Class A Shares are consolidated or subdivided on the same basis;

  (vii)
  reclassify any shares into Class A Shares or common shares; or

  (viii)
  provide to the holders of any other class of shares the right to convert into Class A Shares or common shares.

        In addition, so long as any of the Class A Shares are outstanding, Central Fund shall not, without the prior approval of the holders thereof given by the affirmative vote of a majority of the votes cast at a meeting of the holders of the Class A Shares duly called for that purpose, appoint any person, firm or corporation to replace the Administrator (or any duly authorized replacement of the Administrator) or to perform generally the duties and responsibilities of the Administrator under the Administration Agreement.

        Dividends.    The Class A Shares are entitled to receive a preferential non-cumulative dividend of $0.01 per share per annum and thereafter to participate pro rata in any further dividends with the common shares on a share-for-share basis.

        Purchase for Cancellation of Class A Shares.    Central Fund may, at any time or times, subject to applicable regulatory requirements, purchase for cancellation in the open market, or by invitation for tenders to all holders, all or any part of the Class A Shares then outstanding at the market price or lowest tender price per Class A Share, as the case may be.

        Rights on Liquidation.    In the event of the liquidation, dissolution or winding-up of Central Fund, the holders of Class A Shares are entitled to receive $3.00 per share together with any declared and unpaid dividends thereon, calculated to the date of payment before any amount is paid or any assets of Central Fund are distributed to the holders of common shares or any shares ranking junior to the Class A Shares. The holders of Class A Shares are entitled to participate pro rata in any further distributions of the assets of Central Fund with the holders of the then outstanding common shares on a share-for-share basis.

        Redemption.    Any holder of Class A Shares is entitled, upon 90 days' notice, to require Central Fund to redeem on the last day of any of Central Fund's fiscal quarters, all or any of the Class A Shares which that person then owns. The retraction price per Class A Share shall be 80% of the net asset value per Class A Share as of the date on which such Class A Shares are redeemed. The articles of Central Fund provide for the suspension of redemptions during specified unusual circumstances, such as suspensions of normal trading on certain stock exchanges or the London bullion market, or to comply with applicable laws and regulations.

  Common Shares

        The common shares entitle the holders to one vote per share at all annual and general meetings of the shareholders. The rights of common shares in respect of dividends and upon liquidation rank secondary to those of the Class A Shares as described above.

 TRADING PRICES AND VOLUMES

        The Class A Shares are traded on the TSX under the symbols "CEF.A" (Cdn.$) and "CEF.U" (U.S.$) and on the NYSE MKT under the symbol "CEF". The following table sets out the market price ranges in Canadian dollars per Class A Share and aggregate trading volumes on a monthly basis as reported by the TSX for the 12 month period prior to the date of this Prospectus.

	High (Cdn.$)	Low (Cdn.$)	Volume
2011
October	$23.34	$20.64	2,565,611
November	$24.17	$21.95	2,533,379
December	$22.93	$18.90	2,591,842
2012
January	$23.25	$20.28	1,278,569
February	$24.28	$22.31	1,347,255
March	$23.25	$21.24	1,440,280
April	$22.19	$20.36	1,190,556
May	$21.10	$18.78	1,717,564
June	$21.69	$19.65	1,381,505
July	$20.88	$19.48	839,372
August	$21.88	$19.73	1,051,586
September	$23.50	$21.92	1,387,070
October 1 to October 17	$23.78	$22.13	684,169

        The following table sets out the market price ranges in U.S. dollars per Class A Share and aggregate trading volumes in the United States on a monthly basis for the 12 month period prior to the date of this Prospectus.

	High (U.S.$)	Low (U.S.$)	Volume
2011
October	$23.55	$19.71	29,597,699
November	$23.84	$21.14	26,946,506
December	$22.59	$18.44	35,588,449
2012
January	$23.27	$19.91	21,413,941
February	$24.46	$22.21	17,977,113
March	$23.58	$21.22	18,743,458
April	$22.35	$20.65	11,326,415
May	$21.35	$18.49	25,797,048
June	$21.04	$18.97	20,284,068
July	$20.28	$19.05	12,311,387
August	$22.20	$19.69	14,009,272
September	$23.96	$22.21	18,550,971
October 1 to October 17	$24.20	$22.57	9,392,517

        On October 17, 2012, the closing prices were Cdn.$22.28 per Class A Share on the TSX and U.S.$22.79 per Class A Share on the NYSE MKT.

 PLAN OF DISTRIBUTION

        The Company may sell the Class A Shares: (i) through underwriters or dealers, (ii) directly to one or more purchasers pursuant to applicable statutory exemptions, or (iii) through agents in Canada, the United States and elsewhere where permitted by law, in any case for cash or other consideration. The Class A Shares may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of the Class A Shares in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary between purchasers and during the period of distribution of the Class A Shares. The Prospectus Supplement for any of the Class A Shares being offered thereby will set forth the terms of the offering of such Class A Shares, including the name or names of underwriters, dealers or agents, any underwriting discounts and other items constituting underwriters' compensation, any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers or agents. Only underwriters so named in the relevant Prospectus Supplement are deemed to be underwriters in connection with the Class A Shares offered thereby.

        If underwriters are used in the sale, the Class A Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Class A Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Class A Shares offered by the Prospectus Supplement if any of such Class A Shares are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        In connection with any offering of the Class A Shares, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Class A Shares at a level above that which might otherwise prevail in the open market. An over-allotment, if any, involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may cause the price of the Class A Shares sold in an offering to be higher than they would otherwise be. The size of the over-allotment, if any, is not known at this time. Such transactions, if commenced, may be discontinued any time.

        The Class A Shares may also be sold directly by the Company at such prices and upon such terms as are agreed to by the Company and the purchaser or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Class A Shares in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in a Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

        Underwriters, dealers and agents who participate in the distribution of the Class A Shares may be entitled, under agreements to be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

        This Prospectus is being filed concurrently in all of the provinces and territories of Canada (other than the Province of Québec) and in the United States pursuant to the multijurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States. Subject to applicable law and the filing of a Prospectus Supplement, the Class A Shares may be offered outside Canada and the United States.

USE OF PROCEEDS

  Principal Purposes

        The Class A Shares will be issued from time to time at the discretion of the Company with an aggregate offering amount not to exceed U.S.$1,000,000,000. The net proceeds derived from the issue of the Class A Shares under any Prospectus Supplement will be the aggregate offering amount thereof less any commission and other issuance costs paid in connection therewith. The net proceeds cannot be estimated as the amount thereof will depend on the number and price of the Class A Shares issued under any Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the Company will use substantially all of such net proceeds from the Offering to purchase gold and silver bullion in a ratio of approximately 50 ounces of silver for every one fine ounce of gold, in keeping with the policies established by the Board of Directors of the Company. The balance of the net proceeds will be used by the Company for general working capital purposes.

  Objectives and Milestones

        The Company's only activity is the acquisition, securing and holding of gold and silver bullion in order to provide a convenient, low-cost investment alternative to investors. The Company's short-term objective is to complete the Offering under this Prospectus within the next 25-month period.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Fraser Milner Casgrain LLP, Canadian counsel to the Company, the following is a summary as at the date hereof of the principal Canadian federal income tax considerations generally applicable to a person who acquires Class A Shares pursuant to this short form prospectus, and who at all relevant times, within the meaning of the Tax Act, deals at arm's length with, and is not affiliated with the Company and holds the Class A Shares as capital property. The Class A Shares will generally be considered to be capital property to a holder unless the holder either holds such Class A Shares in the course of carrying on a business or has acquired such Class A Shares in a transaction or transactions considered to be an adventure in the nature of trade. In particular, this summary is not applicable to holders (i) who are "principal-business corporations" within the meaning of subsection 66(15) of the Tax Act, (ii) who are "financial institutions" as defined in the Tax Act for purposes of the mark-to-market provisions of the Tax Act, (iii) who are "specified financial institutions" for purposes of the Tax Act, (iv) an interest in which is a "tax shelter investment" within the meaning of section 143.2 of the Tax Act, or (v) who have elected to determine their Canadian tax results in a "functional currency" as defined in the Tax Act.

        THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. ACCORDINGLY, PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

        This summary is based upon the facts set out in this short form prospectus, and an officer's certificate provided to counsel by the Company, the provisions of the Tax Act in force on the date hereof, the regulations enacted pursuant thereto, all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel's understanding of the current published administrative practices of the Canada Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action or changes in the administrative practices of the Canada Revenue Agency, nor does it take into account or consider any provincial, territorial or foreign income tax legislation or considerations.

        For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Class A Shares, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. In computing a holder's liability for tax under the Tax Act, any cash amounts received by a holder in United States dollars must be converted into the Canadian dollar equivalent at the time such amounts are received, and the amount of any non-cash consideration received by a holder must be expressed in Canadian dollars at the time such consideration is received.

  Tax Status of the Company

        Based upon a certificate of an officer of the Company provided to counsel, the Company qualifies as a "mutual fund corporation" as defined in the Tax Act. The Company has advised counsel that it intends to continue to qualify as a mutual fund corporation throughout each taxation year in which Class A Shares remain outstanding.

        The income of the Company, other than taxable dividends, if any, received from taxable Canadian corporations, will generally be subject to tax at normal corporate rates. The taxable portion of capital gains (net of the allowable portion of capital losses) realized by the Company will be included in income but the taxes paid thereon by the Company will be refundable on a formula basis when shares of the Company are redeemed or when the Company pays "capital gains dividends". The Company will be subject to tax at the rate of 33 1/3% under Part IV of the Tax Act on taxable dividends received by it from taxable Canadian corporations which will be refunded to the Company on the basis of $1 for each $3 of taxable dividends paid by the Company to shareholders.

        The CRA has expressed the opinion that gains (or losses) of mutual funds resulting from transactions in commodities should generally be treated for tax purposes as being derived from an adventure or concern in the nature of the trade so that such transactions would result in ordinary income rather than capital gains, although the treatment in each particular case remains a question of fact to be determined having regard to all the circumstances. In the view of counsel, the holding by the Company of gold bullion with no intention of disposing of such gold bullion likely would not represent an adventure or concern in the nature of trade so that a disposition of gold bullion that had been acquired with such intention would likely give rise to a capital gain (or capital loss) to the Company. The Company has informed counsel that, as it intends to be a long-term holder of gold bullion and does not anticipate that it will sell its gold bullion, the Company anticipates that it generally will treat gains (or losses) as a result of dispositions, should it make any, of gold bullion as capital gains (or capital losses), although depending on the circumstances, the Company may instead include (or deduct) the full amount of such gains or losses in computing its income.

  Shareholders Resident In Canada

        The following portion of this summary is applicable to a holder of Class A Shares who, for the purposes of the Tax Act and any applicable income tax treaty or convention, is resident or deemed to be resident in Canada at all relevant times. Certain of such persons to whom a Class A Share might not constitute capital property may elect, in certain circumstances, to have such property and all other "Canadian securities" as defined in the Tax Act, held by the holder, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

  Acquisition of Class A Shares

        The cost to a holder of Class A Shares must be averaged with the adjusted cost base of all other Class A Shares held by that holder as capital property, for the purposes of calculating taxable capital gains or allowable capital losses on subsequent dispositions of Class A Shares.

  Dividends

        Dividends (including deemed dividends but not capital gains dividends as described below) received on the Class A Shares will be included in computing the recipient's income for tax purposes and such dividends received by an individual will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. It is expected that dividends received on the Class A Shares will be "eligible dividends" as defined in the Tax Act; however there can be no assurance in this regard.

        A holder that is a corporation will include dividends (including deemed dividends but not capital gains dividends as described below) in computing its income and generally will be entitled to deduct the amount of such dividends when calculating its taxable income under the Tax Act. A shareholder that is a "private corporation", as defined in the Tax Act, or a "subject corporation", as defined in the Tax Act, may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Class A Shares to the extent that such dividends are deductible in computing the holder's taxable income.

        The Company is entitled to make distributions to shareholders of realized capital gains by way of "capital gains dividends". To the extent that the Company has realized capital gains to distribute and provided appropriate elections are made by the Company, "capital gains dividends" received by a holder on Class A Shares will be taxable as a capital gain of the holder and not as a dividend.

        The Company has historically paid only nominal dividends on Class A Shares.

  Disposition of Class A Shares

        A holder who disposes of or is deemed to dispose of Class A Shares (either on redemption by the Company or otherwise) will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition exceed (or are less than) the adjusted cost base of such Class A Shares to the holder thereof plus any reasonable costs of disposition. If the holder of Class A Shares is a corporation, any capital loss realized may be reduced by the amount of any dividends, including deemed dividends, which have been previously received on such shares to the extent and under the circumstances specified in the Tax Act. Similar rules may apply where the corporation is a member of a partnership or beneficiary of a trust that owns Class A Shares and may also apply where a partnership or trust is a member of a partnership or a beneficiary of a trust that owns Class A Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

        Generally, one-half of any such capital gain ("taxable capital gain") will be included in computing the holder's income as a taxable capital gain and one-half of any such loss ("allowable capital loss") may be deducted from his or her taxable capital gains in accordance with the rules contained in the Tax Act. Allowable capital losses in excess of taxable capital gains of the holder for that year may generally be carried back three years and carried forward indefinitely for deduction against taxable capital gains realized in those years to the extent and under the circumstances specified in the Tax Act.

        Individuals and certain trusts are subject to an alternative minimum tax under the Tax Act. Such a liability may arise because of realized capital gains (including capital gain dividends received).

        A holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

  Shareholders Not Resident In Canada

        The following portion of this summary is applicable to a holder of Class A Shares who, for the purposes of the Tax Act and any applicable income tax treaty or convention, is not resident nor deemed to be resident in Canada at all relevant times and does not use or hold, and is not deemed to use or hold, Class A Shares in connection with carrying on a business in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

  Dividends

        Dividends paid or credited and deemed to be paid or credited on the Class A Shares to a Non-Resident Holder will be subject to a non-resident withholding tax under the Tax Act at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention. For example, for a Non-Resident Holder who is a resident of the United States, as defined in the Canada-United States Income Tax Convention (1980) (the "Treaty"), the rate of such withholding tax is generally reduced to 15% (5% if the beneficial owner of the dividend is a company which owns at least 10% of the voting stock of the Company). It should be noted that the Treaty includes a Limitation on Benefits provision which may limit a U.S. resident's entitlement to benefits under the Treaty.

        Generally, capital gains dividends payable by the Company should not be subject to non-resident withholding tax. As discussed above under "Shareholders Resident in Canada — Dividends" to the extent that the Company has realized capital gains to distribute, the Company has advised counsel that it intends to make the appropriate elections to the extent permitted.

        The Tax Act imposes a withholding tax on the payment of capital gains dividends to a Non-Resident Holder by a mutual fund corporation that has realized capital gains on the disposition of "taxable Canadian property" as defined in the Tax Act. Based on a certificate of an officer of the Company that the Company does not currently hold, nor does it intend to hold, taxable Canadian property, withholding tax should not apply to dividends paid to a Non-Resident Holder on the Class A Shares.

  Dispositions of Class A Shares

        A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of such shares unless such shares constitute "taxable Canadian property" and are not "treaty-protected property" as defined in the Tax Act to the holder. A Non-Resident Holder's capital gain (or capital loss) in respect of Class A Shares that constitute taxable Canadian property (other than "treaty-protected property") will be equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base of the Class A Shares to the Non-Resident Holder plus any reasonable costs of disposition. In general, the Non-Resident Holder will be required to include one-half of any resulting capital gain (a "taxable capital gain") in income, and will be entitled to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition from the disposition of taxable Canadian property. Capital losses arising from the disposition of "treaty-protected property" may not be taken into account in computing taxable income of a non-resident holder. "Treaty-protected property" generally includes property where any income or gain of a holder from the disposition of such property in the year would, because of an applicable income tax treaty or convention, be exempt from Canadian tax.

        Provided the Class A Shares are listed on a designated stock exchange at the time of the disposition, a Class A Share will not constitute "taxable Canadian property" to a of a Non-Resident Holder at that time unless, at any time during the 60-month period immediately preceding the disposition of the Class A Shares by such Non-Resident Holder, (a) the Non-Resident Holder or persons with whom the Non-Resident Holder did not deal at arm's length or any combination thereof, held 25% or more of the issued shares of any class or series of the Company and (b) more than 50% of the fair market value of the Class A Share was derived directly or indirectly from any one or any combination of real or immovable property situated in Canada, Canadian resource properties (which does not include physical gold bullion,) timber resource properties and options in respect of, or interests in, or for civil law rights in, such property, whether or not the property exists. Provided that the Company invests and holds substantially all of its assets in gold bullion, the Class A Shares should not be "taxable Canadian property".

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Dorsey & Whitney LLP, United States legal counsel to the Company, the following is a summary of certain material United States federal income tax considerations relevant to United States Persons (as defined below) that acquire Class A Shares pursuant to this Prospectus. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, judicial decisions, and the administrative rules, practices and interpretations of law of the Internal Revenue Service ("IRS"), all as in effect on the date of this Prospectus, and all of which are subject to change, possibly with retroactive effect.

        For purposes of this summary, a "United States Person" means (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state in the United States or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if either (a) such trust has validly elected to be treated as a United States person for United States federal income tax purposes or (b) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

        This summary is only a general discussion and is not intended to be, and should not be construed to be, legal or United States federal income tax advice to any United States Person. In addition, this summary does not discuss all aspects of United States federal income taxation that may be relevant to a United States Person in light of such United States Person's particular circumstances. Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. No ruling from the IRS has been requested, or will be obtained, regarding the United States federal income tax consequences to United States Persons of the ownership or disposition of Class A Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. Because the authorities on which this summary is based are subject to various interpretations, the IRS and the

United States courts could disagree with one or more of the positions taken in this summary. Moreover, this summary does not include any discussion of United States state or local, United States federal estate or gift, alternative minimum tax or foreign tax consequences.

        This summary does not discuss the United States federal income tax consequences to United States Persons that are subject to special treatment under the Code (for example, United States Persons (i) that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (iii) that are dealers in securities or currencies or that are traders in securities that elect to apply a mark-to-market accounting method; (iv) that have a "functional currency" other than the United States dollar; (v) that own Class A Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vi) that hold Class A Shares other than as a capital asset within the meaning of Section 1221 of the Code; or (vii) that own (directly, indirectly, or constructively) 10% or more of the total combined voting power of the outstanding shares of the Company). The summary below also does not address the consequences of owning Class A Shares to United States Persons who are United States expatriates or former long-term residents of the United States subject to Section 877 of the Code. United States Persons and others that are subject to special provisions under the Code, including United States Persons described immediately above, should consult their own tax advisors regarding the United States federal income tax consequences arising from and relating to the ownership of Class A Shares.

        The United States federal income tax consequences of the ownership and disposition of the Class A Shares are very complex and, in certain cases, uncertain or potentially unfavorable to United States Persons. Accordingly, each United States Person that proposes to acquire or acquires Class A Shares pursuant to this Prospectus should consult his, her or its own tax advisor with respect to the United States federal income, United States state or local, United States federal estate or gift, alternative minimum tax or foreign tax consequences of the ownership and disposition of Class A Shares in light of such United States Person's particular facts and circumstances.

  Sale or Disposition of Class A Shares

        Subject to the passive foreign investment company ("PFIC") rules discussed below, a United States Person generally will recognize gain or loss on the sale or other taxable disposition of Class A Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such United States Person's tax basis in the Class A Shares sold or otherwise disposed of. Amounts received by a United States Person upon the redemption by the Company of Class A Shares will be treated either as a distribution by the Company (see "Distributions on Class A Shares" below) or as a payment in exchange for the Class A Shares, depending on whether and to what extent the redemption reduces the United States Person's percentage ownership interest in the Company. Generally, a redemption will be treated as an exchange of Class A Shares if (taking into account certain constructive ownership rules under Section 318 of the Code) the redemption (a) completely terminates the United States Person's interest in the Company under Section 302(b)(3) of the Code, (b) is "substantially disproportionate" with respect to the United States Person under Section 302(b)(2) of the Code, or (c) is "not essentially equivalent to a dividend" under Section 302(b)(1) of the Code. Gain or loss recognized on a sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Class A Shares have been held for more than one year. Preferential tax rates (currently 15% and scheduled to increase to 20% on January 1, 2013) apply to long-term capital gain of a United States Person that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a United States Person that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. Because the Company has been, and expects to continue to be, a PFIC, the special rules discussed below generally will apply to any gain recognized by a United States Person on sales or other taxable dispositions of Class A Shares (see "Passive Foreign Investment Company Treatment", below).

  Distributions on Class A Shares

        Subject to the PFIC rules discussed below, a distribution paid on a Class A Share, including a constructive distribution, generally will be included in gross income of a United States Person as ordinary income (without reduction for any amounts withheld in respect of Canadian federal income tax) to the extent of the Company's current or accumulated "earnings and profits" (as computed under United States federal income tax rules). To the extent that a distribution paid on the Class A Shares exceeds the "earnings and profits" of the Company, such distribution generally will be treated as a non-taxable return of capital to the extent of the tax basis of the Class A Share and then as gain from the sale or exchange of the Class A Share. Dividends paid on the Class A Shares will not be eligible for the United States federal income tax rate generally applicable to dividends paid by a "qualified foreign corporation" to non-corporate United States Persons if the Company is a PFIC for the Company's taxable year during which it pays a dividend on the Class A Shares, or for the Company's immediately preceding taxable year. In addition, dividends paid on the Class A Shares generally will not be eligible for the deduction for dividends received by corporations. Notwithstanding the discussion above, because the Company has been, and expects to continue to be, a PFIC, the special rules discussed below generally will apply to any distribution paid on the Class A Shares. See "Passive Foreign Investment Company Treatment", below.

  Foreign Currency

        For U.S. federal income tax purposes, the amount received by a United States Person as payment with respect to a distribution on or a disposition of Class A Shares if paid in Canadian dollars, is the U.S. dollar value at the date of the payment, regardless of whether the payment is promptly converted into U.S. dollars. If the Canadian dollars are not converted into U.S. dollars on the date of the payment, the United States Person may recognize additional ordinary income or loss as a result of currency fluctuations between the date on which the payment is made and the date the payment is converted into U.S. dollars.

  Passive Foreign Investment Company Treatment

        The Company generally will be a PFIC for United States federal income tax purposes if, for a taxable year, either (i) 75% or more of the gross income of the Company for such taxable year is passive income or (ii) on average, 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. The Company has been, and expects to continue to be, a PFIC for United States federal income tax purposes. The United States federal income tax rules applicable to PFICs are very complex and, in certain cases, uncertain. Each United States Person is strongly urged to consult its own tax advisor with respect to the PFIC rules.

        The United States federal income tax consequences to a United States Person that owns (directly or, in certain cases, indirectly) Class A Shares will depend on whether or not a qualified electing fund (a "QEF") election or a mark-to-market election (a "Mark-to-Market Election"), each as described below, is made by such United States Person with respect to the Company.

        In any year in which the Company is classified as a PFIC, a United States Person may be required to file an annual report with the IRS containing such information as Treasury regulations and/or other IRS guidance may require. United States Persons should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

  Non-Electing Shareholders

        If a QEF election is not made by a United States Person, or is not in effect with respect to the entire period that such United States Person has held the Class A Shares, then, unless such United States Person has made the Mark-to-Market Election, any gain recognized on the sale or other taxable disposition of Class A Shares will be treated as ordinary income realized pro rata over such holding period for such Class A Shares. A United States Person will be required to include as ordinary income in the year of disposition the portion of the gain attributed to such year. In addition, such United States Person's United States federal income tax for the year of disposition will be increased by the sum of (i) the tax computed by using the highest statutory rate applicable to such United States Person for each year (without regard to other income or expenses of such United States Person) on the portion of the gain attributed to years prior to the year of disposition plus (ii) interest on the tax determined under clause (i), at the rate applicable to underpayments of tax, which interest will not be deductible by non-corporate United States Persons, from the due date of the United States federal income tax return (without regard to extensions) for each year described in clause (i) to the due date of the United States federal income tax return (without regard to extensions) for the year of disposition. Under certain proposed Treasury regulations, a "disposition" for this purpose may include, under certain circumstances, transfers at death, gifts, pledges, transfers pursuant to tax-deferred reorganizations and other transactions with respect to which gain ordinarily would not be recognized. Under certain circumstances, the adjustment generally made to the tax basis of property held by a decedent may not apply to the tax basis of Class A Shares if a QEF election was not in effect for the deceased United States Person's entire holding period. Any loss recognized by a United States Person on the disposition of Class A Shares generally will be capital loss. In addition, rules similar to those applicable to dispositions generally will apply to "excess distributions" paid on a Class A Share (i.e., distributions that exceed 125% of the average amount of distributions received on the Class A Share during the preceding three years or, if shorter, during the United States Person's holding period for the Class A Share).

  QEF Election

        A United States Person that owns Class A Shares may elect (assuming that the Company provides such United States Person with certain information) to have the Company treated, with respect to that United States Person, as a QEF. A QEF election must be made by a United States Person before the due date (including extensions) for such United States Person's United States federal income tax return for the taxable year for which the QEF election is made and, once made, will be effective for all subsequent taxable years of such United States Person, unless revoked with the consent of the IRS. (A United States Person that makes a QEF election with respect to the Company is referred to in this summary as an "Electing Shareholder".) The Company now makes, and intends to continue to make, available to Electing Shareholders the PFIC Annual Information Statement currently required by the IRS with respect to a QEF election, which will include information as to the allocation of the Company's "ordinary earnings" and "net capital gains" (each as computed under United States federal income tax rules) among the Class A Shares and as to distributions on such Class A Shares. Such PFIC Annual Information Statement may be used by Electing Shareholders for purposes of complying with the reporting requirements applicable to the QEF election.

        Provided that an Electing Shareholder's QEF election is in effect with respect to the entire holding period for the Class A Shares, any gain or loss recognized by such Electing Shareholder on the sale or other taxable disposition of such Class A Shares generally would be a capital gain or loss. Such capital gain or loss generally would be long-term if such Electing Shareholder had held the Class A Shares for more than one year at the time of the sale or other taxable disposition. For non-corporate United States Persons, long-term capital gain is generally subject to a maximum United States federal income tax rate of 15% (currently scheduled to increase to 20% on January 1, 2013). Long-term capital gain from the disposition of collectibles such as gold or silver, however, is subject to a maximum United States federal income tax rate of 28%. The IRS has authority to issue Treasury regulations applying the 28% tax rate to gain from the sale of an interest in a PFIC with respect to which a QEF election is in effect, to the extent that such gain is attributable to unrealized appreciation of collectibles held by such PFIC. As no such Treasury regulations have been issued, the 15% (currently scheduled to increase to 20% on January 1, 2013) maximum tax rate currently should apply to long-term capital gains arising from the sale or other taxable disposition of Class A Shares by an Electing Shareholder. There can be no assurance, however, as to whether, when or with what effective date any such Treasury regulations may be issued, or whether any such Treasury regulations would subject long-term capital gains recognized by an Electing Shareholder from the disposition of Class A Shares to the 28% maximum tax rate.

        A United States Person holding Class A Shares with respect to which a QEF election is not in effect for the entire holding period may avoid the adverse ordinary income and interest charge rules described above upon any subsequent disposition of such Class A Shares if such United States Person elects to recognize any gain in such Class A Shares as of the first day in the first year that the QEF election applies to such Class A Shares (a "deemed sale" election). Any gain recognized by a United States Person under such a deemed sale election will, however, be subject to the ordinary income and interest charge rules described above.

        An Electing Shareholder will be required to include currently in gross income such Electing Shareholder's pro rata share of the annual "ordinary earnings" and "net capital gains" (but may not include any net loss) of the

Company. Such inclusion will be required whether or not such Electing Shareholder owns Class A Shares for an entire taxable year or at the end of the Company's taxable year. For purposes of determining the amounts includable in income by Electing Shareholders under the QEF rules, the tax bases of the Company's assets, and the "ordinary earnings" and "net capital gains" of the Company, will be computed under United States federal income tax rules. Accordingly, it is anticipated that such tax bases, and such "ordinary earnings" and "net capital gains", will differ from the figures set forth in the Company's financial statements. The amount currently included in income by an Electing Shareholder will be treated as ordinary income to the extent of the Electing Shareholder's pro rata share of the Company's "ordinary earnings" and generally will be treated as long-term capital gain to the extent of such Electing Shareholder's pro rata share of the Company's "net capital gains." The Electing Shareholder will be required to include in income such pro rata share of the "ordinary earnings" and "net capital gains" of the Company, without regard to the amount of cash distributions, if any, received from the Company. Electing Shareholders will be required to pay United States federal income tax currently on such pro rata share of "ordinary earnings" and "net capital gains" of the Company, unless, as described below, an election is made to defer such payment of tax.

        Under these QEF rules, in the event that the Company disposes of a portion of its gold or silver holdings, including dispositions in the course of varying its relative investment between gold and silver, Electing Shareholders may be required to report substantial amounts of income for United States federal income tax purposes (in the absence of any cash distributions received from the Company). Historically, the Company has declared and paid a cash distribution of U.S.$0.01 per share (prior to 1996, Cdn.$0.01 per share) on its outstanding Class A Shares. In addition, it is the intention of the Company to distribute to holders of record of Class A Shares and common shares as of the last day of each taxable year (currently October 31) an aggregate amount of cash distributions (including the stated distributions on the Class A Shares) such that the amount of cash distributions payable to an Electing Shareholder that holds Class A Shares for the entire taxable year of the Company will be at least equal to the product of (i) the Company's "ordinary earnings" and "net capital gains" for such taxable year allocable to such Electing Shareholder and (ii) the highest marginal rate of United States federal income tax on ordinary income or long-term capital gain, as appropriate, applicable to individuals. Any such cash distributions (other than certain capital gains dividends) to non-residents of Canada will be subject to Canadian withholding tax. See "Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada". Because such cash distributions may be subject to Canadian withholding tax and because the amount of such cash distributions will be determined without reference to possible United States state or local income tax liabilities or to the rate of United States federal income tax applicable to corporate United States Persons, such cash distributions may not provide an Electing Shareholder with sufficient cash to pay the United States federal income tax liability arising from the inclusion in income of the Electing Shareholder's pro rata share of the Company's "ordinary earnings" and "net capital gains" under the QEF rules.

        An Electing Shareholder may elect to defer, until the occurrence of certain events, payment of the United States federal income tax liability arising from the inclusion in income of the Electing Shareholder's pro rata share of the Company's "ordinary earnings" and "net capital gains" under the QEF rules, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax.

        If an Electing Shareholder demonstrates to the satisfaction of the IRS that amounts actually distributed on the Class A Shares have been previously included in income under the QEF rules by such Electing Shareholder (or a previous United States Person), such distributions generally will not be taxable. An Electing Shareholder's tax basis in the Class A Shares generally will be increased by any amounts currently included in income under the QEF rules and generally will be decreased by any subsequent distributions from the Company that are treated as non-taxable distributions pursuant to the preceding sentence.

  Mark-to-Market Election

        A United States Person generally may make a Mark-to-Market Election with respect to shares of "marketable stock" of a PFIC. Under the Code and Treasury regulations, the term "marketable stock" includes stock of a PFIC that is "regularly traded" on a "qualified exchange or other market". Generally, a "qualified exchange or other market" means (i) a national securities exchange which is registered with the Securities and Exchange Commission or the national market system established pursuant to Section 11A of the Securities

Exchange Act of 1934 or (ii) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located and has the following characteristics: (a) the exchange has trading volume, listing, financial disclosure, and other requirements designed to prevent fraudulent and manipulative acts and practices, to remove impediments to and perfect the mechanism of a free and open market, and to protect investors, and the laws of the country in which the exchange is located and the rules of the exchange ensure that such requirements are actually enforced; and (b) the rules of the exchange ensure active trading of listed stocks. A class of stock is "regularly traded" on a qualified exchange or other market for any calendar year during which such class of stock is traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. The Company believes that the Class A Shares are, and expects that the Class A Shares will continue to be, "marketable stock" for purposes of the Mark-to-Market Election rules.

        A United States Person that makes a Mark-to-Market Election would generally be required to report gain or loss annually to the extent of the difference, if any, between (i) the fair market value of the Class A Shares at the end of each taxable year and (ii) the adjusted tax basis of the Class A Shares at the end of each taxable year. Any gain under this computation, and any gain recognized on an actual sale or other taxable disposition of the Class A Shares, generally would be treated as ordinary income. Any loss under this computation, and any loss recognized on an actual sale or other taxable disposition of the Class A Shares, generally would be treated as an ordinary loss to the extent of the cumulative net mark-to-market gain, and thereafter would be considered capital loss. The United States Person's adjusted tax basis in the Class A Shares generally would be adjusted for any gain or loss taken into account under the Mark-to-Market Election.

        Unless either (i) the Mark-to-Market Election is made as of the beginning of the United States Person's holding period for the Class A Shares or (ii) a QEF election has been in effect for such United States Person's entire holding period for the Class A Shares, any mark-to-market gain for the election year generally will be subject to the ordinary income and interest charge rules described above.

  United States Foreign Tax Credit

        Subject to complex limitations set forth in the Code, United States Persons may be entitled to claim a credit against their United States federal income tax liability for Canadian federal income tax withheld from distributions paid on the Class A Shares. For purposes of applying the limitations set forth in the Code, dividends paid on the Class A Shares generally will constitute "foreign source" income and generally will be categorized as "passive category income". Gain from the sale or other disposition of the Class A Shares generally will constitute "United States source" income for foreign tax credit purposes unless the gain is subject to tax in Canada and is resourced as "foreign source" under the Treaty and the United States Person elects to treat such gains as "foreign source." United States Persons that do not elect to claim foreign tax credits for a taxable year may be able to deduct any such Canadian federal income tax withheld. Each United States Person is strongly urged to consult his, her or its own tax advisor with respect to the foreign tax credit rules.

  Additional Tax on Passive Income

        For tax years beginning after December 31, 2012, certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on "net investment income" including, among other things, dividends and net gain from dispositions of property (other than property held in a trade or business). United States Persons should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Class A Shares.

  Information Reporting and Backup Withholding

        Under U.S. federal income tax law and Treasury regulations, certain categories of United States Persons must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are United States Persons that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. United States Persons may be subject to these reporting requirements unless their Class A Shares are held in an account at a domestic financial institution. Penalties for failure to file certain of these information returns are substantial. United States Persons should consult with their own tax advisors regarding the requirements for filing information returns under these rules, including the requirement to file an IRS Form 8938.

        Payments to a United States Person made within the United States, or by a United States payor or United States middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, Class A Shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a United States Person fails to furnish its correct United States taxpayer identification number, and to make certain certifications, or otherwise fails to establish an exemption. Any amounts withheld under the backup withholding rules from a payment to a United States Person generally may be refunded (or credited against such United States Person's United States federal income tax liability, if any) provided the required information is furnished to the IRS. Each United States Person should consult his, her or its own tax advisor regarding the backup withholding rules.

ERISA AND RELATED CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974 ("ERISA") and/or section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, "Plans"), and on persons who are fiduciaries with respect to the investment of assets treated as "plan assets" of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

        In contemplating an investment of a portion of Plan assets in the Class A Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the risk factors discussed below and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (1) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (2) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (3) the Plan's funding objectives; and (4) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan's investment portfolio and the Plan's need for sufficient liquidity to pay benefits when due.

        A regulation issued under ERISA (the "Plan Assets Regulation") contains rules for determining when an investment by a Plan in an equity interest of an entity such as Central Fund will result in the underlying assets of the entity being deemed to constitute plan assets. Those rules provide that assets of the entity will not be deemed to constitute plan assets of a Plan which purchases an equity interest in the entity if certain exceptions apply, one of which is that the equity interest purchased is a "publicly-offered security" (the "Publicly-Offered Security Exception").

        The Publicly-Offered Security Exception applies if the equity interest is a security that is (1) "freely transferable"; (2) part of a class of securities that is "widely held"; and (3) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the U.S. Exchange Act, or (b) sold to the Plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the U.S. Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred. The Plan Assets Regulation states that the determination of whether a security is "freely transferable" is to be made based on all relevant facts and circumstances. Under the Plan Assets Regulation, a class of securities is "widely held" only if it is of a class of securities owned by 100 or more investors independent of the issuer and of each other. A class of securities will not fail to be widely held solely because subsequent to the initial offering the number of independent investors falls below 100 as a result of events beyond the issuer's control.

        It is anticipated that the Publicly-Offered Security Exception will be satisfied with respect to the Class A Shares. The Class A Shares are being sold only as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933, and the Class A Shares will be registered under the U.S. Exchange Act. Also, the Class A Shares are not subject to transfer restrictions. Finally, it is anticipated that, immediately after the Offering, the Class A Shares will be owned by substantially in excess of 100 investors independent of Central Fund as well as of each other.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

        The Company is governed by the Business Corporations Act (Alberta). All of the Company's assets are located in Canada and, as such, are outside of the United States, and all of its Directors and Officers, as well as certain of the experts named in this Prospectus, are residents of Canada or other jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon the Company or those Directors, Officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

        In addition, the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws is unclear.

RISK FACTORS

        Prospective investors should carefully consider the following factors relating to Central Fund before deciding whether to purchase the Class A Shares.

  Gold and Silver Price Volatility

        Central Fund's affairs almost entirely involve buying and passively holding pure gold and silver bullion. Therefore, the principal factors affecting the price of the Class A Shares are factors which affect the prices of gold and silver. Central Fund's gold and silver bullion assets are traded internationally and are denominated in U.S. dollars. As at October 17, 2012, Central Fund's assets were invested in 53.3% gold bullion and certificates, 45.7% silver bullion and certificates and 1.0% cash and other working capital amounts. Central Fund does not engage in any borrowing, leasing, lending or hedging activities involving its assets, so the value of the Class A Shares will depend on, and typically fluctuate with, the price fluctuations of gold and silver bullion. The prices of gold and silver may be affected at any time by various unpredictable international, economic, monetary and political factors including:

  •
  global gold and silver supply and demand, which is influenced by such factors as: (i) forward selling by gold and silver producers; (ii) purchases made by gold and silver producers to unwind gold and silver hedge positions; (iii) central bank purchases and sales; and (iv) production and cost levels in major gold-and-silver-producing countries;

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  investors' expectations with respect to the rate of inflation;

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  exchange rate volatility of the U.S. dollar, the principal currency in which the price of gold and silver is generally quoted;

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  the volatility of interest rates; and

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  unexpected global, or regional, political or economic incidents.

        Changing tax, royalty and land and mineral rights ownership and leasing regulations under different political regimes can impact market functions and expectations for future gold and silver supply. This can impact both gold and silver mining shares, and the relative prices of other commodities, which can also be competitive factors that impact investor decisions with respect to investing in gold and silver and in the Class A Shares.

  Foreign Exchange Rates

        Central Fund maintains its accounting records, purchases gold and silver and reports its financial position and results in U.S. currency. However, certain of Central Fund's expenses are paid, and the Class A Shares trade on the TSX, in Canadian currency. Therefore, because exchange rate fluctuations are beyond Central Fund's control, there can be no assurance that such fluctuations will not have an effect on Central Fund, its net asset value or on the trading price of the Class A Shares.

  Uninsured and Underinsured Losses

        All of the gold and silver bullion owned by Central Fund is stored on an unencumbered and allocated basis in the treasury vaults of the Canadian Imperial Bank of Commerce (the "Bank") in segregated safekeeping. The bullion is partially insured by Central Fund. While insurance is carried by the Bank, there is no assurance that such insurance is sufficient to satisfy any losses incurred by the Bank in respect of its relationship with Central Fund. In addition, Central Fund is not a named beneficiary under such insurance and would have to rely on the Bank's efforts to recover its losses. Should such losses be found to be the fault of the Bank, recovery might be limited to the value of the gold and silver bullion at the time the loss is discovered. Any of the foregoing concerns could negatively affect the value of the assets of Central Fund.

  Net Asset Value

        The net asset value of Central Fund's gold and silver assets is based on the spot price reported for gold and silver bullion, respectively. Accordingly, the market value of the Class A Shares may, at any time, be greater or less than the realizable value of the underlying assets, being primarily the gold, silver and cash owned by Central Fund. Central Fund has no control over the factors that affect the value of the gold and silver bullion held by Central Fund, including factors that affect gold and silver prices generally such as general economic and political conditions and fluctuations in interest rates, and factors unique to the gold or silver industry.

  Price Volatility of Other Commodities

        Central Fund's affairs may be affected to a limited extent by the price of other commodities which may be viewed by investors as competitively priced or as an alternative to investing in gold and silver related investments.

  Canadian Federal Income Tax Considerations

        If Central Fund were to cease to qualify as a "mutual fund corporation" under the Tax Act, the income tax considerations described under the heading "Canadian Federal Income Tax Considerations" would be materially and adversely different in certain respects.

        There can be no assurance that Canadian federal income tax laws and the administrative and assessing practices of the Canada Revenue Agency respecting the treatment of mutual fund corporations and the tax applicable to gains and losses will not be further changed or interpreted in a manner which adversely affects holders of Class A Shares.

  United States Federal Income Tax Considerations

        The Company has been, and expects to continue to be a PFIC for United States federal income tax purposes. Under the PFIC rules, the United States federal income tax treatment of the Class A Shares is very complex and, in certain cases, uncertain or potentially unfavorable to United States Persons. See "United States Federal Income Tax Considerations — Passive Foreign Investment Company Treatment". Under current law, a non-corporate United States Person who has in effect a valid election to treat the Company as a QEF, as described under "United States Federal Income Tax Considerations — Passive Foreign Investment Company Treatment — QEF Election" should be eligible for the 15% (currently scheduled to increase to 20% on January 1, 2013) maximum United States federal income tax rate on a sale or other taxable disposition of Class A Shares, if such shares have been held for more than one year at the time of sale or other taxable disposition. Gain from the disposition of collectibles, such as gold or silver, however, is currently subject to a maximum United States federal income tax rate of 28%. The IRS has authority to issue Treasury regulations applying the 28% tax rate to gain from the sale by a non-corporate United States Person of an interest in a PFIC with respect to which a QEF Election is in effect. Although no such Treasury regulations have been issued to date, there can be no assurance as to whether, when or with what effective date any such Treasury regulations may be issued, or whether any such Treasury regulations would subject long-term capital gains recognized by a United States Person that has made a QEF election on a disposition of Class A Shares to the 28% rate. United States Persons should be aware that if they purchase Class A Shares and make a QEF Election, the IRS may issue regulations or other guidance, possibly on a retroactive basis, which would apply the higher 28% United States federal income tax rate to any long-term capital gain recognized on a sale of their Class A Shares. United States Persons should consult their tax advisors regarding the implications of making a QEF Election with respect to the Company.

        Under the QEF rules, in the event that Central Fund disposes of a portion of its gold or silver holdings, including dispositions in the course of varying its relative investment between gold and silver, United States shareholders who have made a QEF election may be required to report substantial amounts of income for United States federal income tax purposes (in the absence of any cash distributions received from Central Fund). Historically, Central Fund has declared and paid a cash distribution of U.S. $0.01 per share (prior to 1996, Cdn.$0.01 per share) on its outstanding Class A Shares. In addition, it is the intention of Central Fund to distribute to holders of record of Class A Shares and common shares as of the last day of each taxable year (currently October 31) an aggregate amount of cash distributions (including the stated distributions on the Class A Shares) such that the amount of cash distributions payable to an Electing Shareholder that holds Class A Shares for the entire taxable year of Central Fund will be at least equal to the product of (i) Central Funds "ordinary earnings" and "net capital gains" for such taxable year allocable to such Electing Shareholder and (ii) the highest marginal rate of United States federal income tax on ordinary income or long-term capital gain, as appropriate, applicable to individuals. Because such cash distributions may be subject to Canadian withholding tax and because the amount of such cash distributions will be determined without reference to possible United States state or local income tax liabilities or to the rate of United States federal income tax applicable to corporate United States shareholders, such cash distributions may not provide an Electing Shareholder with sufficient cash to pay the United States federal income tax liability arising from the inclusion in income of the Electing Shareholders' pro rata share of Central Fund's "ordinary earnings" and "net capital gains" under the QEF rules.

        Each United States Person that acquires Class A Shares, whether from Central Fund or in the secondary market, is strongly urged to consult its own tax advisor.

  Enhanced Corporate Governance and Disclosure Regulations

        The Company's business is subject to evolving corporate governance and public disclosure regulations that have increased both the Company's compliance costs and the risk of noncompliance, which could have an adverse effect on the Company's stock price.

        The Company is subject to changing rules and regulations, primarily those promulgated by a number of United States and Canadian governmental and self-regulated organizations, including the United States Securities and Exchange Commission (the "SEC"), the Canadian Securities Administrators, the New York Stock Exchange, the Toronto Stock Exchange, and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by the United States Congress, making compliance more difficult and uncertain. For example, the United States Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 10, 2010 which resulted in increased reporting and disclosure. The Company's efforts to comply with the Dodd-Frank Act, the rules and regulations promulgated thereunder, and other new rules and regulations have resulted in, and are likely to continue to result in, increased general and administrative effort and expenses.

  "Conflict Minerals" Rules

        The "conflict minerals" rules promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act may impact the value of the physical gold held by the Company in future periods.

        On July 21, 2010, the United States Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which resulted in the SEC adopting rules that will require disclosure on an annual basis, beginning in 2014, whether certain "conflict minerals" necessary to the functionality or production of a product manufactured by such company originated in the Democratic Republic of the Congo (the "DRC") or an adjoining country. Gold acquired by the Company prior to January 31, 2013 is considered to be "outside the supply chain" and not subject to the "conflict minerals" rules. The sellers of bullion to the Company will be requested to confirm to it that gold supplied is "DRC conflict free" under the "conflict minerals" rules or similar rules and regulations promulgated by other countries or organizations and should a supplier be unable to do so, the value of the gold acquired by the Company in the future may be adversely affected. Central Fund only purchases refined gold bullion through Canadian based banks. The gold bullion is refined by and delivered directly to its custodian from Canadian based refiners who meet the International Good Delivery Standards as set by the London Bullion Market Association (LBMA).

  Future Offerings

        Central Fund may only undertake offerings of Class A Shares where the net proceeds per share to be received by Central Fund are not less than the net asset value calculated at the time of pricing an offering. Accordingly, the price at which Class A Shares are offered to the public (other than in a rights offering to existing shareholders) may be below the trading price of Class A Shares on the NYSE MKT or TSX at the time of the offering, which may have the interim effect of lowering the trading price of the Class A Shares following such offering.

  Possible Adverse Effect of Substantial Official Sector Gold Sales

        The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold gold as part of their reserve assets. The official sector holds a significant amount of gold, some of which is static, meaning that it is held in vaults and is not bought, sold, leased or swapped or otherwise mobilized in the open market. In the event that future economic, political or social conditions or pressures require members of the official sector to liquidate their gold assets all at once or in an uncoordinated manner, the demand for gold may not be sufficient to accommodate the sudden increase in the supply of gold to the market. Consequently, the price of gold could decline which may adversely affect an investment in the Class A Shares.

  Loss, Damage or Restriction on Access to Gold and Silver

        There is a risk that part or all of Central Fund's gold and silver bullion could be lost, damaged or stolen, notwithstanding the handling of deliveries of bullion by, and storage of bullion in, the treasury vaults of a Canadian bank. Also, access to Central Fund's gold and silver bullion could be restricted by natural events or human actions. Any of these events may adversely affect the assets of Central Fund and, consequently, an investment in the Class A Shares.

  Investment Eligibility

        The Board of Directors of Central Fund intend that the Class A Shares will be qualified investments under the Tax Act for Plans. However, there can be no assurance for the future that the Class A Shares will continue to be qualified investments for Plans. The Tax Act imposes penalties for the acquisition or holding of non-qualified investments.

  Regulatory Changes

        Central Fund may be affected by changes in regulatory requirements, customs duties and other taxes. Such changes could, depending on their nature, benefit or adversely affect Central Fund and its shareholders.

  Competition

        An investment in the Class A Shares may be adversely affected by competition from other methods of investing in gold and silver. The Company may be regarded as competing with other financial vehicles, including traditional debt and equity securities issued by companies in the precious metals industry; other securities backed by or linked to gold or silver; direct investments in gold or silver and open-end or closed-end investment vehicles. Market and financial conditions, and other conditions beyond the Company's control, may make it more attractive to invest in other financial vehicles or to invest in gold or silver bullion directly, which could occasionally reduce the marketability for the Class A Shares.

  Conflict of Interest

        The Directors and Officers of Central Fund and of the Adminstrator may provide advisory, administration, investment management and other services to other entities and parties including certain of them who provide services to Central GoldTrust or Silver Bullion Trust which also acquire and hold bullion. The Directors and Officers of Central Fund have undertaken to devote such reasonable time as is required to properly fulfill their responsibilities in respect of the affairs of Central Fund, as they arise from time to time.

  Delivery of Silver and Gold Bullion

        In accordance with industry standards, there is a delay between the time of acquisition of the bullion purchased by the Company out of the proceeds of the Offering and the time of actual delivery of such bullion, due to factors beyond the Company's control.

  Risks Related to Redemption

        The redemption price of Class A Shares as referred to under "Description of Securities being Distributed — Class A Shares — Redemption" will generally be lower than the price received from selling Class A Shares on the NYSE MKT or TSX. If holders of a substantial number of Class A Shares were to exercise their redemption rights, the number of Class A Shares outstanding and the net assets of Central Fund could be significantly reduced. If a substantial number of the Class A Shares were to be redeemed, this could decrease the liquidity of the Class A Shares in the market and increase the management expense ratio of Central Fund. In any such circumstance, the articles of Central Fund provide for the suspension of redemptions during specified unusual circumstances such as suspension of trading on certain stock exchanges or the London bullion market or to comply with applicable laws and regulations. Given the terms for redemption and the fact that the Company has never faced a redemption, it is unlikely that a redemption will occur.

  Actions and Enforceability

        Central Fund and the Administrator are organized under the laws of Canada, their respective head offices and administrative activities are carried out in Canada and their directors and officers are residents of jurisdictions outside the United States as are a substantial portion of the assets of such individuals. All of the assets of Central Fund, principally gold and silver bullion, are located in Canada. As a result, a shareholder may be unable to serve legal process within the United States other than upon Central Fund or enforce against any of the above entities or individuals in the appropriate Canadian courts judgments obtained in United States courts, including judgments predicated on the civil liability provisions of the federal or state securities laws of the United States, or bring an original action in the Canadian courts to enforce liabilities against any of such entitled or individuals based on the United States federal or state securities laws.

LEGAL MATTERS

        Certain legal matters in connection with the Offering will be passed upon by Fraser Milner Casgrain LLP and Dorsey & Whitney LLP on behalf of the Company. John S. Elder, Q.C., a Counsel to Fraser Milner Casgrain LLP, is an officer of the Company.

        As at October 17, 2012, the partners and associates of Fraser Milner Casgrain LLP and Dorsey & Whitney LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Class A Shares and common shares of the Company.

 EXEMPTION FROM NATIONAL INSTRUMENTS 41-101, 44-101, 44-102, 51-102, 52-107, 52-109 AND 52-110

        The Company has been granted relief under the securities legislation of each of the provinces and territories of Canada under the Process for Exemptive Relief Applications in Multiple Jurisdictions under Multilateral Instrument 11-102 — Passport System with the Alberta Securities Commission as principal regulator. The Company has been exempted from Part 3 of National Instrument 52-107 — Acceptable Accounting Principles and Auditing Standards and the International Financial Reporting Standards ("IFRS")-related amendments to National Instrument 41-101 — General Prospectus Requirements ("NI 41-101"), National Instrument 44-101 — Short Form Prospectus Distributions ("NI 44-101"), National Instrument 44-102 — Shelf Distributions ("NI 44-102"), National Instrument 51-102 — Continuous Disclosure Obligations ("NI 51-102"), National Instrument 52-109 — Certification of Disclosure in Issuers' Annual and Interim Filings ("NI 52-109") and National Instrument 52-110 — Audit Committees ("NI 52-110", and together with NI 41-101, NI 44-101, NI 44-102, NI 51-102 and NI 52-109, the "Rules") that came into force on January 1, 2011 and that apply to this Prospectus and any preliminary prospectus, final prospectus or any amendment thereof, which includes or incorporates by reference financial statements of the Company in respect of periods relating to the Company's financial year beginning on November 1, 2011 and ending on October 31, 2012 and the Company's financial year beginning on November 1, 2012 and ending on October 31, 2013 (the "Deferred Financial Years").

        The exemption was granted on the basis that certain conditions were met such as that the Company complies with the versions of the Rules that were in effect on December 31, 2010 (together with any amendments to the Rules that are not related to IFRS and that come into effect after January 1, 2011) for this Prospectus and any preliminary prospectus, final prospectus or any amendment thereof which includes or incorporates by reference financial statements of the Company in respect of periods relating to the Deferred Financial Years.

        The Company will be subject to the IFRS-related amendments to the Rules for periods relating to financial years beginning on or after January 1, 2013.

        The Company has applied for similar relief from the Rules in respect of the period relating to the Company's financial year beginning on November 1, 2013 and ending on October 31, 2014.

 AUDITORS, TRANSFER AGENTS AND REGISTRARS

        Central Fund's auditors are Ernst & Young LLP, Chartered Accountants, Licensed Public Accountants, Toronto, Ontario.

        The registrar and transfer agent for the Class A Shares of the Company in Canada is CIBC Mellon Trust Company at its principal offices in Calgary, Montreal, Toronto and Vancouver. The registrar and transfer agent for such Class A Shares of the Company in the United States is Mellon Investor Services LLC at its principal offices in Jersey City and Pittsburgh.

EXPERTS

        The Audited Financial Statements incorporated by reference into this Prospectus and included in the U.S. registration statement of which this Prospectus forms a part, have been included in reliance upon the report of Ernst & Young LLP, Independent Registered Public Accounting Firm, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

        Ernst & Young LLP is independent in accordance with the auditor's rules of professional conduct in each applicable jurisdiction. Ernst & Young LLP has complied with the SEC's rules on auditor independence.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

        The following documents referred to in this Prospectus have been filed with the SEC as part of the U.S. registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) consent of Ernst & Young LLP; (iii) consent of Fraser Milner Casgrain LLP; (iv) consent of Dorsey & Whitney LLP; and (v) powers of attorney from Directors and Officers of the Company.

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have read the short form base shelf prospectus of Central Fund of Canada Limited (the "Company") dated            , 2012 relating to the issue and sale of up to U.S.$1,000,000,000 of non-voting, fully participating Class A Shares of the Company. We have complied with Canadian generally accepted auditing standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of our report to the Shareholders of the Company on the Statements of Net Assets of the Company as at October 31, 2011 and 2010 and the Statements of Income (Loss), Changes in Net Assets and Shareholders' Equity for each of the years in the three year period ended October 31, 2011. Our report is dated December 12, 2011.

Toronto, Canada	(Signed)
, 2012	Chartered Accountants Licensed Public Accountants

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

        The laws of Alberta and the Registrant's Articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended.

        Section 124 of the Business Corporations Act (Alberta) (the "ABCA") provides as follows:

(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

  (a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsections (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

  (a) was substantially successful on the merits in the person's defence of the action or proceeding,

  (b) fulfills the conditions set out in subsection (1)(a) and (b), and

  (c) is fairly and reasonably entitled to indemnity.

(3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

  (a) in the person's capacity as a director or officer of the corporation, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or

  (b) in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

        For the purposes of Section 124, "Court" means the Court of Queen's Bench of Alberta.

        The Bylaws of the Registrant provide that, subject to the limitations contained in the ABCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

  (a) he acted honestly and in good faith with a view to the best interests of the Registrant; and

  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

II-2

EXHIBITS

        The following exhibits have been filed as part of the Registration Statement:

Exhibit	Description
4.1

Annual Information Form of the Registrant dated December 13, 2011 for the fiscal year ended October 31, 2011 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2011, filed with the Commission on December 14, 2011)

4.2

Information Circular of the Registrant dated January 10, 2012 in connection with the Registrant's annual meeting of shareholders held on February 27, 2012 (incorporated by reference to the Registrant's Form 6-K, furnished to the Commission on January 10, 2012)

4.3

Audited Financial Statements of the Registrant as at October 31, 2011 and 2010 and for each of the years in the three year period ended October 31, 2011, together with the Auditors' Report thereon to Shareholders dated December 12, 2011 and consisting of the Statements of Net Assets as at October 31, 2011 and 2010 and the Statements of Income, Shareholders' Equity and Changes in Net Assets for each of the years in the three year period ended October 31, 2011(incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2011, filed with the Commission on December 14, 2011)

4.4

Management's Discussion and Analysis dated December 12, 2011 for the fiscal year ended October 31, 2011 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2011, filed with the Commission on December 14, 2011)

4.5

Unaudited Interim Financial Statements of the Registrant for the three and the nine month period ended July 31, 2012 with comparative figures for the corresponding periods in the immediately preceding year contained in the 3rd Quarter Interim Report to Shareholders for the three and the nine month period ended July 31, 2012 dated August 22, 2012 (incorporated by reference to the Registrant's Form 6-K, furnished to the Commission on August 26, 2012)

4.6

Management's Discussion and Analysis dated August 22, 2012 for the three and the nine month period ended July 31, 2012 (incorporated by reference to the Registrant's Form 6-K, furnished to the Commission on August 26, 2012)

5.1	Consent of Fraser Milner Casgrain LLP (filed herewith)
5.2	Consent of Ernst & Young LLP (filed herewith)
5.3	Consent of Dorsey & Whitney LLP (filed herewith)
6.1	Powers of Attorney (contained in the signature page hereto)

II-3

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrently with the filing of the Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ancaster, Ontario, country of Canada, on October 18, 2012.

CENTRAL FUND OF CANADA LIMITED
By:	/s/ J.C. STEFAN SPICER J.C. Stefan Spicer President and Chief Executive Officer

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J.C. Stefan Spicer and Catherine A. Spackman, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form F-10 and any or all amendments to the above Registration Statements, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J.C. STEFAN SPICER
J.C. Stefan Spicer	President, Chief Executive Officer and Director (principal executive officer)	October 18, 2012
/s/ CATHERINE A. SPACKMAN
Catherine A. Spackman CMA	Treasurer (principal financial officer and principal accounting officer)	October 18, 2012
/s/ BRIAN E. FELSKE
Brian E. Felske	Director	October 18, 2012
/s/ BRUCE D. HEAGLE
Bruce D. Heagle	Director	October 18, 2012
/s/ IAN M. T. MCAVITY
Ian M.T. McAvity	Director	October 18, 2012
/s/ MICHAEL A. PARENTE
Michael A. Parente	Director	October 18, 2012
/s/ DALE R. SPACKMAN
Dale R. Spackman Q.C.	Director	October 18, 2012
/s/ PHILIP M. SPICER
Philip M. Spicer	Director	October 18, 2012

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Central Fund of Canada Limited in the United States on October 18, 2012.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi

        Name: Donald J. Puglisi
Title: Managing Director

 EXHIBIT INDEX

Exhibit	Description
4.1

Annual Information Form of the Registrant dated December 13, 2011 for the fiscal year ended October 31, 2011 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2011, filed with the Commission on December 14, 2011)

4.2

Information Circular of the Registrant dated January 10, 2012 in connection with the Registrant's annual meeting of shareholders held on February 27, 2012 (incorporated by reference to the Registrant's Form 6-K, furnished to the Commission on January 10, 2012)

4.3

Audited Financial Statements of the Registrant as at October 31, 2011 and 2010 and for each of the years in the three year period ended October 31, 2011, together with the Auditors' Report thereon to Shareholders dated December 12, 2011 and consisting of the Statements of Net Assets as at October 31, 2011 and 2010 and the Statements of Income, Shareholders' Equity and Changes in Net Assets for each of the years in the three year period ended October 31, 2011(incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2011, filed with the Commission on December 14, 2011)

4.4

Management's Discussion and Analysis dated December 12, 2011 for the fiscal year ended October 31, 2011 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2011, filed with the Commission on December 14, 2011)

4.5

Unaudited Interim Financial Statements of the Registrant for the three and the nine month period ended July 31, 2012 with comparative figures for the corresponding periods in the immediately preceding year contained in the 3rd Quarter Interim Report to Shareholders for the three and the nine month period ended July 31, 2012 dated August 22, 2012 (incorporated by reference to the Registrant's Form 6-K, furnished to the Commission on August 26, 2012)

4.6

Management's Discussion and Analysis dated August 22, 2012 for the three and the nine month period ended July 31, 2012 (incorporated by reference to the Registrant's Form 6-K, furnished to the Commission on August 26, 2012)

5.1	Consent of Fraser Milner Casgrain LLP (filed herewith)
5.2	Consent of Ernst & Young LLP (filed herewith)
5.3	Consent of Dorsey & Whitney LLP (filed herewith)
6.1	Powers of Attorney (contained in the signature page hereto)

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PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES
EXCHANGE RATES
DOCUMENTS INCORPORATED BY REFERENCE
ADDITIONAL INFORMATION
ELIGIBILITY FOR INVESTMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
SUMMARY DESCRIPTION OF THE COMPANY
DESCRIPTION OF SECURITIES BEING DISTRIBUTED
TRADING PRICES AND VOLUMES
PLAN OF DISTRIBUTION
USE OF PROCEEDS
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
ERISA AND RELATED CONSIDERATIONS
ENFORCEMENT OF CERTAIN CIVIL LIABILITIES
RISK FACTORS
LEGAL MATTERS
EXEMPTION FROM NATIONAL INSTRUMENTS 41-101, 44-101, 44-102, 51-102, 52-107, 52-109 AND 52-110
AUDITORS, TRANSFER AGENTS AND REGISTRARS
EXPERTS
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking
  Item 2. Consent to Service of Process
SIGNATURES
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX